Exhibit 99.1

For Immediate Release

Contact:	Anne Madison	Joseph M. Squeri
	Vice President	Executive Vice President
	Corporate Communications	and Chief Financial Officer
	Tel: 301-592-6723	Tel: 301-592-5006

CHOICE HOTELS ELECTS DAVID SULLIVAN AND WILLIAM JEWS

TO BOARD OF DIRECTORS

SILVER SPRING, Md. (February 14, 2006) – Choice Hotels International, Inc. (NYSE:CHH) today announced that its board of directors has elected David Sullivan (66), a highly regarded veteran of the hospitality industry, and William Jews (54), president and chief executive officer of CareFirst BlueCross BlueShield, as directors.

“We are extremely pleased to have David Sullivan join our board and Bill Jews return to our board,” said Charles A. Ledsinger, Jr., president and chief executive officer. “David’s comprehensive knowledge of the travel industry and emerging technologies will be a valuable resource to our board leadership, as will his impressive stature in the hotel franchising community. In addition, Bill’s experience as an accomplished business leader and an active member of the community will be extremely beneficial as we continue to grow our brands and further establish Choice as a leading hotel franchise company.”

Sullivan has more than 35 years’ experience in the hospitality and travel industry and currently serves as chairman of the advisory board for the Kemmons Wilson School of Hospitality and Resort Management at the University of Memphis. He began his career with IBM and later joined American Express, where he eventually served as vice president and general manager for Europe and then Mexico. Following 15 years at Holiday Inn as senior vice president, administration, with responsibility for reservations, marketing, worldwide sales and franchising, he was named executive vice president and chief operating officer for Promus Hotel Corporation, holding day-to-day responsibility for the operations of more than 1,000 Hampton Inn, Homewood Suites and Embassy Suites hotels. From 1997 to 2003, Sullivan served as chairman and chief executive officer of ResortQuest International, an online booking service that he co-founded.

Sullivan succeeds Raymond E. Schultz (71), who will retire from the Choice board following the May 2006 meeting. Schultz, who joined the Choice board in 1999, is chairman of RES Investments, LLC.

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Ledsinger added, “We salute Ray Schultz for the many contributions he has made to Choice as a board member. We will miss his wisdom and guidance, which have been invaluable to the company, and we wish him all the best when he retires in May.”

Mr. Jews previously served on Choice’s board from May 2000 to May 2005. In addition to his position as president and chief executive officer of CareFirst BlueCross BlueShield, he also serves as president and chief executive officer of two operating affiliates — CareFirst of Maryland, Inc. and Group Hospitalization and Medical Services, Inc., in Washington, D.C. — and is chief executive officer of a third affiliate, Blue Cross Blue Shield of Delaware.

Jews was named president and chief executive officer of the former Blue Cross and Blue Shield of Maryland in April 1993 at a time when the company faced severe financial and operational difficulties. The Blue Cross and Blue Shield Association at the time ranked the Maryland plan at or near the bottom on such measures as financial strength and customer service. Under his leadership, the company’s standing among other Blue Cross and Blue Shield plans, as well as its competitive position in the Mid-Atlantic market, has improved dramatically.

About Choice Hotels International

Choice Hotels International is one of the world’s largest lodging franchisors, marketing more than 5,000 hotels open or under development in more than 40 countries under the Cambria Suites, Clarion, Quality, Comfort Suites, Comfort Inn, Sleep Inn, MainStay Suites, Suburban Extended Stay Hotel, Econo Lodge and Rodeway Inn brand names. For more information on Choice, visit the company’s web site at www.choicehotels.com.

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Choice Hotels, Choice Hotels International, Cambria Suites, Comfort Inn, Comfort Suites, Quality, Clarion, Sleep Inn, MainStay Suites, Suburban Extended Stay Hotel, Econo Lodge and Rodeway Inn are proprietary trademarks and service marks of Choice Hotels International.

© 2006 Choice Hotels International, Inc. All rights reserved.

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